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                              EMPLOYMENT AGREEMENT

Employment Agreement (the "AGREEMENT" dated as of October 9, 2001 by and between Craig Miller ("EXECUTIVE") and Furr's Restaurant Group, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

         The Company desires to obtain the services of Executive in accordance with the terms, conditions, and provisions of this Agreement.

         Executive desires to provide services to the Company in accordance the terms, conditions, and provisions of this Agreement.

         Now, therefore, the parties to this Agreement agree as follows.

1.       EMPLOYMENT

         Subject to the terms and conditions specified in this Agreement, the Company hereby agrees to employee Executive as the President and Chief Executive Officer of the Company. Executive hereby accepts such employment from the Company for the period commencing on the date of this Agreement and expiring on December 31, 2004, unless earlier terminated in accordance with the provisions of this Agreement (the "INITIAL TERM"); provided, however, that commencing on December 31, 2004, and each anniversary date thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless on, or nor more than thirty (30) days prior to, such anniversary date, the Company or Executive shall have given notice that the Company or Executive does not wish to extend this Agreement (the "TERM OF EMPLOYMENT").

2.       EXTENT OF SERVICES

         (a) Executive, during the Term of Employment, shall serve as President and Chief Executive Officer of the Company, reporting to the non-executive Chairman of the Company's board of directors, and shall have supervision and control over, and responsibility for, the general operations of the Company and shall have such other powers and duties as may from time to time be prescribed by the board of directors, provided that such duties are consistent with the Executive's position. All of the senior executive officers of the Company shall report to Executive.

         (b) During the Period of Employment, Executive will devote substantially all of executive's full business time, attention, and energies to the business of the Company. Executive will discharge the duties described in
Section 2(a) faithfully, diligently, to the best of Executive's abilities, and in a manner consistent with those duties normally associated with the position of Executive. Executive will report to, and Executive's authority to act on behalf of the Company is subject to, oversight by the Company's board of directors.



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         (c) Executive shall be based at the Company's principal executive offices during the Term of Employment. Executive is willing to travel on the Company's business as much as is reasonably necessary to carry out the Executive's duties.

         (d) Executive has been elected as a member of the Company's Board of Directors effective upon his execution and delivery of this Agreement. The Company agrees to allow Executive to serve on the Board of Directors of up to two other companies or industry associations in the restaurant industry that do not compete with the Company, as long as Executive's service on the other Boards of Directors does not interfere with his duties on behalf of the Company.

3.       COMPENSATION

         (a) BASE COMPENSATION. During the Term of Employment, as compensation for the performance of Executive's services under this Agreement, the Company will pay Executive the annual base compensation rate of $375,000 ("Base Compensation"). Base Compensation will accrue and be payable to Executive in accordance with the payroll and bonus practices of the Company in effect from time to time during the term of this Agreement. All such payments will be subject to deduction and withholding authorized or required by applicable law. Executive's Base Compensation will be reviewed annually by the Company's Board of Directors in connection with the preparation of the Company's annual budget, commencing with the budget for the fiscal year ending December 31, 2002, and any adjustment will be effective as of January 1 of such fiscal year. Executive will not participate in the Company's 2001 cash bonus program for the Company's management. Executive Base Compensation will never be less than the Base Compensation for the preceding year without Executive's written consent.

         (b) INCENTIVE COMPENSATION. During the Term of Employment, Executive is eligible to receive an annual cash bonus in a target amount of 50% of Executive's Base Compensation (and a maximum of 100% of Executive's Base Compensation) for each fiscal year of the Company, commencing with the Company's fiscal year ending December 31, 2002 (the "Incentive Bonus"). For the fiscal year ending December 31, 2002, Executive's Incentive Bonus will be not less than $94,000. No later than March 31 of each year the Executive will provide the Company's Board of Directors with an acceptable statement of performance objectives that will be used as criteria to determine Executive's eligibility for the Inventive Bonus for that year. Beginning with the fiscal year ending December 31, 2002, the Board of Directors or its representatives shall meet with Executive by March 31 of the following fiscal year to review his performance under the performance objectives for the preceding fiscal year and to make a decision regarding the amount of the Incentive Bonus. The Incentive Bonus accrues on the last day of the Company's fiscal year, and the Company shall pay the Incentive Bonus within ninety (90) days of the Company's fiscal year end. Ten percent of Executive's Incentive Bonus for each fiscal year will be paid in the form of the Company's Common Stock pursuant to the Company's 2001 Management Stock Bonus Plan (or any similar successor plan).

         (c) SIGNING BONUS. The Company will pay Executive a signing bonus of $135,000 on the first regular payday after commencement of Executive's employment, which will compensate

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Executive for all costs associated with his relocation to the Dallas area which would be required to be reported as income to Executive for federal income tax purposes.

         (d) RESTRICTED STOCK. The Company will make a restricted stock grant to Executive of 75,000 shares of Common Stock from the Company's 2001 Stock Bonus Plan, which shares will vest and be issued as unrestricted shares of Common Stock upon any termination of Executive's employment by the Company. The grant of restricted stock will be evidenced by a separate agreement in form reasonably satisfactory to Executive and the Company to be completed and executed within thirty (30) days of the date of this Agreement.

4.       EXECUTIVE BENEFITS; REIMBURSEMENT OF EXPENSES

         (a) GENERAL EMPLOYMENT BENEFITS. During the term of this Agreement, the Company shall provide such fringe benefits, including three weeks paid vacation, paid sick leave, paid holidays, participation in health insurance plans, and other employee benefits consistent with those offered to other senior management, in accordance with the policies of the Company in effect from time to time. Executive's automobile allowance is included in his Base Compensation.

         (b) SUPPLEMENTAL LIFE AND DISABILITY INSURANCE. The Company will provide Executive with term life insurance in the amount of two times his Base Compensation and long-term disability insurance in the amount of 60% of his Base Compensation, provided that the aggregate expense to the Company of such benefits does not exceed $15,000 per year. If the cost of such benefits would exceed $15,000 per year, the Company will apply $15,000 to the purchase of reduced term life insurance and disability coverages as Executive may direct, subject to availability, or will allow Executive to contribute the difference in cost to purchase the specified coverages.

         (c) REIMBURSABLE EXPENSES. The Company shall reimburse Executive for Executive's reasonable travel, entertainment, automobile mileage and research expenses incurred in connection with Executive's employment under this Agreement, in accordance with the policies of the Company in effect from time to time.

         (d) RELOCATION EXPENSES. The Company shall reimburse Executive for Executive's reasonable out-of-pocket costs of moving his household goods to the Dallas area and his travel to Dallas at the time of the move. This reimbursement will include those costs for moving which Executive would not be required to report as income for federal income tax purposes.

5.       TERMINATION

         (a) RIGHT TO TERMINATE. Either the Company or Executive may terminate Executive's employment upon thirty (30) days prior written notice to the other.

         (b) TERMINATION FOR CAUSE AND VOLUNTARY TERMINATION. If Executive's employment is terminated by the Company for Cause (as defined below), or if Executive voluntarily terminates the employment by the Company without Good Reason (as defined below), Executive shall be

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entitled to receive no other payments except: (i) the Base Compensation through the date of termination; (ii) any unpaid reimbursement of business expenses; and (iii) any amounts or benefits required by law to be provided.

         (c) DEATH, DISABILITY, TERMINATION WITHOUT CAUSE AND FOR GOOD REASON. If Executive's employment is terminated by Executive's death or disability, or by the Company without Cause, or by Executive with Good Reason, Executive shall be entitled to receive no other payments except: (i) the Base Compensation through the date of termination; (ii) a pro rata amount of the Incentive Bonus that has been earned through the date of termination, which will be determined by multiplying the amount of the annual Incentive Bonus earned for the entire fiscal year in which Executive's employment is terminated multiplied by a fraction the numerator of which is the number of days in such fiscal year that Executive was employed and the denominator of which is 365, and which will be paid at the time that annual management bonuses for such fiscal year are paid;
(iii) any unpaid reimbursement of business expenses; (iv) any amounts or benefits required by law to be provided; and (v) an amount equal to one year's Base Compensation as then in effect, in regular installments consistent with the Company's normal payroll practices.

         (d) TERMINATION OF EMPLOYMENT AFTER A CHANGE OF CONTROL. In the event that Executive's employment is terminated by Company without Cause or by Executive for Good Reason within a period of one year following a Change of Control, Executive shall be entitled to receive no other payments except: (i) Base Compensation through the date of termination; (ii) a pro rata amount of the Incentive Bonus that has been earned through the date of termination, which will be determined by multiplying the amount of the annual Incentive Bonus earned for the entire fiscal year in which Executive's employment is terminated multiplied by a fraction the numerator of which is the number of days in such fiscal year that Executive was employed and the denominator of which is 365, and which will be paid at the time that annual management bonuses for such fiscal year are paid; (iii) any unpaid reimbursement of business expenses; (iv) any amounts or benefits required by law to be provided; (v) an amount equal to one year's Base Compensation as then in effect, which will be payable in a lump sum, subject to withholding in accordance with the Company's payroll practices. The assumption of this Agreement by a person acquiring all or substantially all of the assets of the Company will not be considered to be a termination of Executive's employment by the Company under the Agreement. For purposes of determining whether Executive is entitled to invoke the terms of this Subsection (d), Good Reason shall include, in addition to the other conditions specified below in subparagraph (f):

         (i) The Company effects any material change in the duties or conditions of employment of Executive, including assigning to Executive duties that are inconsistent with Executive's position as the President and Chief Executive Officer of the Company, that Executive reasonably concludes to be materially adverse to Executive, and such change continues for a period of ten (10) business days after delivery of written notice to the Company. The Company's ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended, or its operation as a privately owned company or

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         wholly owned subsidiary of another company will not be evidence of a material adverse change in Executive's duties or conditions of employment.


         A "CHANGE OF CONTROL" of the Company will be deemed to exist upon the occurrence of any of the following events, if, as a result of such event, or within twelve months thereafter, the individuals who constituted the Board immediately prior to such event no longer constitute a majority of the members of the Board:

                  (i) The Company is merged, consolidated or reorganized (each a "Combination") into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 50% of the voting securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is available to be received by all shareholders of the Company on a pro rata basis and is actually received in respect of or exchange for voting securities of the Company pursuant to such transactions, excluding any Combination with any person or group, or an affiliate of a person or group, owning at least ten percent (10%) of the common stock of the Company as of October 1, 2001 (a "RELATED PARTY").

                  (ii) The Company sells all or substantially all of its assets to any other corporation or other legal person (other than a Related Party) and as a result of such sale less than 50% of the combined voting securities of such corporation or legal person or its ultimate parent immediately after such transaction is available to be received by all shareholders of the Company on a pro rata basis and is actually received in respect of or exchange for voting securities of the Company pursuant to such sale; or

                  (iii) Any person or group (including any "person" or "group" as such terms are used in Section 13 or Section 14 of the Securities Exchange Act of 1934 and the regulations thereunder (the "EXCHANGE ACT")), excluding from such "group" any Related Party, has become the beneficial owner (as the term "beneficial owner" is defined under the Exchange Act) of voting securities which, when added to any voting securities already owned by such person, would represent in the aggregate 50% or more of the then outstanding voting securities of the Company. "Voting securities" means common stock and any other security which carries, or which is at the time of determination convertible into or exercisable to acquire a security that carries, the right to vote upon the election of the board of directors of the Company, with the number of such voting securities to be determined by reference to the number of votes that the holder could cast in the election of directors on a fully converted or exercised basis.

         (e) "CAUSE" as used in this Agreement means any one or more of the following events:

                  (i) Executive fails to devote substantially all of Executive's full business time, attention, and energies to the business of the Company or to discharge the duties as the President and Chief Executive Officer of the Company faithfully, diligently, to the best of

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         Executive's abilities, and in a manner consistent with those duties normally associated with the position of Executive, and such failure continues for a period of ten business days after Executive receives written notice authorized by the Company's Board of Directors, setting forth with reasonable specificity the nature of such failure.

                  (ii) Executive breaches any of the covenants and agreements set forth in Sections 6, 7 or 8.

                  (iii) Executive fails to follow a directive of the Board of Directors and such failure continues for a period of ten business days after Executive receives written notice authorized by the Company's Board of Directors, setting forth with reasonable specificity the nature of such failure.

                  (iv) Executive willfully engages in conduct that is significantly injurious to the Company, financially or otherwise, and such conduct continuous, or such injury is not cured, within a period of ten business days after Executive receives written notice authorized by the Company's Board of Directors setting forth with reasonable specificity the nature of such conduct and injury.

                  (v) Executive is convicted of a crime involving moral turpitude.

                  (vi) Executive uses illegal drugs or abuses controlled substances or is habitually intoxicated.

         (f) "GOOD REASON" as used in this Agreement means any one or more of the following events:

                  (i) The Company breaches any provision of this Agreement and such breach continues for a period of ten (10) days after written notice thereof by Executive.

                  (ii) The Company effects any material change in the duties or conditions of employment of Executive, including assigning to Executive duties that are inconsistent with Executive's position as the President and Chief Executive Officer that Executive reasonably concludes to be materially adverse to Executive, and such change continues for a period of ten (10) business days after delivery of written notice to the Company.

                  (iii) Executive is not elected to serve as a director of the Company or Executive is removed from any such office without Executive's consent.

                  (iv) The Company notifies Executive that it does not wish to extend this Agreement for one (1) additional year pursuant to Section 1.

         (g) The provisions of Sections 6, 7 and 8 shall survive any termination or expiration of this Agreement.

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         (h) Executive agrees that he will be deemed to have resigned as a member of the Board of Directors of the Company and of each subsidiary of the Company effective upon any termination of employment.

6.       RESTRICTIVE COVENANT

         Executive acknowledges that the Company is providing him with significant information and opportunities which are confidential and proprietary in nature. Executive further acknowledges that such information and opportunities would have significant value to any current or prospective competitor of the Company. In recognition of the Company's provision to Executive of such information and opportunities from unauthorized disclosure or use, and in consideration of the numerous mutual promises contained in this Agreement between the Company and the Executive, including, without limitation, those involving Confidential Information (as defined in Section 7), compensation and termination and in order to protect the Company's Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Executive agrees that during the Term of Employment and for a period of one (1) year from the date of termination of employment (the "NONCOMPETE PERIOD"), Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, adviser, or consultant, or in any capacity whatsoever:

                  (a) conduct or assist others in conducting any business that is in competition with the Business of the Company (as defined below) or any of its Affiliates (as defined below) which are engaged in Business substantially similar to the Business of the Company in any geographic area in the United States and any other nation where the Company or any of its Affiliates operates its restaurants;

                  (b) recruit, hire, assist others in recruiting or hiring, discuss employment or refer to others for employment (collectively referred to as "RECRUITING ACTIVITY") any person who is, or within the 24 month period immediately preceding the date of any such Recruiting Activity was, an employee of the Company or any of its Affiliates; or

                  (c) approach or solicit any customer or vendor of the Company for the purpose of competing with the Company or causing, directly or indirectly, any such person to cease doing business with the Company.

For the purpose of this Agreement, the "BUSINESS OF THE COMPANY" means the business of owning, operating, managing, consulting or otherwise advising restaurants, diners, cafes, cafeterias or other eating establishments, in each case which offer buffets or a-la-cartes or "all you can eat" cafeteria style meals at a comparable price point to that offered by the Company, or wholesale food or commissary operations, and designing, producing or distributing, serving or otherwise selling products that are competitive with any products served, produced or sold by the Company. The term "AFFILIATES" means all subsidiaries of the Company and each person or entity that controls, is controlled by, or is under common control with the Company. It is understood and agreed that the scope of each of the covenants contained in this SECTION 6 is

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reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be operative. The terms of this
SECTION 6 shall not apply to the ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on the New York Stock Exchange, the American Stock Exchange, the National Market System of the National Association of Securities Dealers Automated Quotation System or other national market system. The provisions of this
SECTION 6 will survive any termination or expiration of this Agreement.

7.       CONFIDENTIALITY AND PROPERTY

         (a) Executive acknowledges that all customer, supplier and distributor lists, trade secrets, plans, production techniques, sales, marketing and expansion strategies, and technology and process of the Company and its Affiliates, as they may exist from time to time, and information concerning the products, services, production, development, technology and all technical information, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning customers of the Company and its Affiliates are valuable, special, and unique assets of the Company and its Affiliates (collectively, "CONFIDENTIAL INFORMATION"). Executive acknowledges that access to and knowledge of the Confidential Information as essential to the performance of Executive's duties under this Agreement. Executive represents and agrees that, except as specifically authorized in writing by the Company or in connection with the performance of Executive's duties pursuant to SECTION 2, Executive will not (i) disclose any Confidential Information to any person or entity, or (ii) make use of any Confidential Information for Executive's own purposes or for the benefit of any other person or entity, other than the Company.

         (b) Executive acknowledges and agrees that all manuals, drawings, blueprints, letters, notes, notebooks, reports, books, procedures, forms, documents, records, or paper or copies thereof used in connection with the operations or business of the company made or received by Executive or made known to Executive in any way in connection with Executive's employment and any other Confidential Information are and will be the exclusive property of the Company. Executive agrees not to copy or remove any of the above from the premises or custody of the Company, or disclose the contents thereof to any other person or entity, other than as may be required in order for Executive to perform the duties under this Agreement. Executive acknowledges that all such papers and records will at all times be subject to the control of the Company, and Executive agrees to surrender the same upon request of the Company, and will surrender such no later than any termination of employment with the Company, whether voluntary or involuntary. The Company may notify anyone employing Executive at any time of the provision of this Agreement.

8.       INJUNCTIVE RELIEF, ARBITRATION

         (a) Executive acknowledges that a remedy of law for any breach or attempted breach of SECTIONS 6 OR 7 of this Agreement by Executive will be inadequate, agrees that the Company will be entitled to specific performance and injunctive and other equitable relief in case of any

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breach or attempted breach of such sections by Executive, and agrees not to use as a defense that the Company has an adequate remedy at law. Notwithstanding paragraphs (b), (c), and (d) below, SECTIONS 6 AND 7 of this Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise, which remedies shall be determined by binding arbitration as provided below. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any others or further exercise thereof or the exercise of any other right or remedy.

         (b) Executive and the Company acknowledge and agree that any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement, or any other dispute arising out of or relating to the employment of Executive by the Company, other than claims described in paragraph (a) above, shall be settled by final and binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the claim or controversy arises. Executive and the Company further acknowledge and agree that either party must request arbitration of any claim or controversy within one year of the date the claim or controversy accrues or first arises by giving written notice of the party's request for arbitration by certified U.S. mail or personal delivery addressed to the Company's principal business address or to Executive's last known address reflected in the Company's personnel records. Notice shall be effective upon delivery or mailing. Failure to give notice of any claim or controversy within ninety days shall constitute a waiver of the claim or controversy.

         (c) All claims or controversies subject to arbitration shall be submitted to arbitration within six months from the date the written notice of a request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Texas and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies which are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceeding. Executive and the Company agree that each party will bear fifty percent of the cost of the arbitration proceeding. The parties shall be responsible for paying their own attorneys' fees, if any.

         (d) The Company and Executive agree that the arbitration provisions in the preceding paragraphs may be specifically enforced by either party and by any court of competent jurisdiction. The Company and Executive further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

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9.       BINDING NATURE

         The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company.

10.      SEVERABILITY

         If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable, or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

11.      WAIVER

         No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power to be construed as a waiver thereof. A waiver by either of the parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

12.      GOVERNING LAW

         THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT-OF-LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

13.      NOTICES

         All notices which are required or may be given pursuant to this Agreement will be in writing and mailed or delivered to the addresses set forth on the signature page of this Agreement or to such other address as either party will request of the other in writing. All notices will be deemed to be effective upon delivery to any agent for personal delivery or upon mailing.

14.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and there are no understandings or agreements relative to this Agreement which are not fully expressed in this Agreement, except

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for that certain Option Agreement by and between the Company and Executive of even date herewith. All prior agreements with respect to the subject matter of this Agreement are expressly superseded by this Agreement. No change, waiver, or discharge of this Agreement will be valid unless in writing and signed by the party against which such change, waiver, or discharge is to be enforced.

15.      NO VIOLATION

         The execution, delivery and performance of this Agreement by Executive will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any agreement, instrument, order, law or regulation to which Executive is a party or by which Executive is in any way bound or obligated.

         IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement on the date first above written.


THE COMPANY:

FURR'S RESTAURANT GROUP, INC.



----------------------------------
Damien Kovary,
Chairman of the Board of Directors

Address:      3001 E. President George Bush Highway
              Richardson, Texas 75082


EXECUTIVE:



----------------------------------
Craig Miller

Address:
        --------------------------

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